Rand Logistics Inc.

      FORMER OGLEBAY NORTON PRESIDENT AND CEO MICHAEL D. LUNDIN JOINS RAND
                          LOGISTICS' BOARD OF DIRECTORS

New York, NY - April 2, 2008 - Rand Logistics Inc. (NASDAQ: RLOG; RLOGW; RLOGU) ("Rand") today announced the appointment of Michael D. Lundin as an independent member of its Board of Directors, effective April 1, 2008. Lundin is the former President and Chief Executive Officer of the Oglebay Norton Company, a miner, processor, transporter and marketer of industrial minerals and aggregates. This latest appointment expands Rand's Board to six members, including four non-management directors.

Laurence Levy, Chairman and Chief Executive Officer of Rand Logistics, stated, "Michael Lundin is a seasoned executive with a significant amount of experience in Great Lakes operations and extensive knowledge of the shipping business. We are pleased to welcome him as a valuable addition to our Board and believe he will provide the insight and support necessary to assist the Company in reaching its strategic goals and objectives."

Lundin joined Oglebay Norton as the President of Michigan Limestone Operations in April 2000. He quickly became President of the Great Lakes Minerals Division and was promoted shortly thereafter to the position of President and Chief Operating Officer. Lundin also served as a member of the Oglebay Norton Board of Directors for seven years and currently sits on the Boards of two private organizations.

Prior to Oglebay Norton, Lundin served as Vice President and then President of Michigan Limestone Operations, LP, where he negotiated the partnership's sale to Oglebay Norton for $100 million. Lundin earned a B.S. in Manufacturing Engineering and Product Development from the University of Wisconsin and an M.B.A. from Loyola Marymount University.

About Rand Logistics

Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of ten self-unloading bulk carriers, comprised of nine River Class vessels and one River Class integrated tug/barge unit, and three conventional bulk carriers, of which one is operated under a contract of affreightment. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act - which dictates that only ships that are built, crewed and owned by U.S. citizens can operate between U.S. ports - and the Canada Marine Act - which requires Canadian commissioned ships to operate between Canadian ports.


CONTACT:                              -OR-       INVESTOR RELATIONS COUNSEL:
Rand Logistics, Inc.                             The Piacente Group
Laurence S. Levy, Chairman & CEO                 Lenny Santiago
(212) 644-3450                                   (212) 481-2050 Lenny@tpg-ir.com